UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 4, 2010

GeoMet, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-52155	76-0662382
(State or other jurisdiction of incorporation or organization)	Commission File Number	(I.R.S. Employer Identification No.)

909 Fannin, Suite 1850 Houston, Texas	77010
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 659-3855

(Former name, former address and former fiscal year, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

GeoMet, Inc. (the “Company”) hereby files this amendment to the Form 8-K filed by the Company on May 7, 2010 to amend and restate Item 1.02 regarding termination costs incurred by the Company. The disclosure under Items 1.01, 7.01 and 9.01 in the previous report is not affected by this Current Report on Form 8-K/A and is incorporated herein by reference.

Item 1.02.	Termination of a Material Definitive Agreement

On March 29, 2010, the Company executed commitment letters with NGP Capital Resources Company, or NGPC, and North Shore Energy, LLC, or North Shore, an affiliate of Yorktown Energy Partners IV, L.P., our largest stockholder, whereby NGPC and North Shore had agreed to the preliminary terms of a commitment to purchase up to $20 million each ($40 million in the aggregate) of the Company’s preferred stock in the event that a proposed rights offering of the preferred stock was not fully subscribed by our common stockholders. NGPC and North Shore each received an initial non-refundable payment of $250,000 from the Company in exchange for the commitment letters.

During the course of its negotiations of a definitive agreement with NGPC and North Shore, the Company received an alternative proposal for a $40 million backstop commitment described under Item 1.01 of this current report and referred the proposal to a Special Committee of the Board of Directors of the Company, which had been established in August 2009 to, among other things, review and evaluate the terms of any potential financing transaction. Based upon its review, the Special Committee recommended that the Board of Directors approve the alternative proposal. The Board subsequently determined that the alternative proposal, with certain modifications, was in the best interests of our stockholders and superior to the transaction proposed by NGPC and North Shore. Consequently, the Board instructed management to discontinue the negotiation of a definitive backstop agreement with NGPC and North Shore.

On May 28, 2010, the Company reached agreements with each of NGPC and North Shore with regard to the termination of the commitment letters. Under the terms of those agreements, the Company paid an additional $220,000 in cash to North Shore and an additional $350,000 in cash to NGPC. Total payments to North Shore and NGPC were $470,000 and $600,000, respectively, after taking into account the initial $250,000 payment made to each party. The Company has also agreed to reimburse NGPC and North Shore for reasonable costs and out-of-pocket expenses incurred by them in connection with their commitment to provide financing to the Company. Additionally, the Company, NGPC and North Shore have agreed to release each other from any claims or causes of action relating to the terminated commitment letters.

Yorktown Energy Partners VIII, L.P., which is a partnership managed by Yorktown Partners LLC and organized to make direct investments in the energy industry on behalf of certain institutional investors, is the controlling shareholder of North Shore. Our largest shareholder, Yorktown Energy Partners IV, L.P., is also managed by Yorktown Partners LLC. One of our directors, W. Howard Keenan, Jr., is a member and a manager of Yorktown Partners LLC. Mr. Keenan disclaims beneficial ownership of all shares held by Yorktown Energy Partners IV, L.P., except to the extent of his pecuniary interest therein, and we expected Mr. Keenan to disclaim ownership of any shares of the Company’s capital stock that would have been acquired by North Shore pursuant to the proposed transaction.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GEOMET, INC.

Date: June 4, 2010	By:	/s/ William C. Rankin
William C. Rankin
Executive Vice President and Chief Financial Officer